Exhibit 10.03

MONRO MUFFLER BRAKE, INC.

DEFERRED COMPENSATION PLAN

Monro Muffler Brake, Inc. (hereinafter referred to as the “Company”) hereby amends and restates, effective unless otherwise noted as of January 1, 2015, the Monro Muffler Brake, Inc. Deferred Compensation Plan (hereinafter referred to as the “Plan”).  The purpose of the Plan is to provide deferred compensation benefits to a select group of management or highly compensated employees. The Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended. The Plan is intended to comply with Internal Revenue Code Section 409A.

ARTICLE 1

ELIGIBILITY AND PARTICIPATION

1.1Eligibility

Any key management employee who satisfies the definition of being within “a select group of management or highly compensated employees” under Title I of ERISA pursuant to such guidelines and other eligibility requirements as may be established by the Compensation Committee of the Board of Directors of the Company (the “Committee”) may become a participant (a “Participant”) in the Plan.  Generally, eligibility will be limited to (1) employees who are highly compensated employees with the meaning of Section 414(q) of the Tax Code, (2) field employees working in the position of Zone Manager or higher, or (3) management-level employees working in the Company’s central offices.  An eligible employee shall receive written notice of his or her eligibility to participate in the Plan, the receipt of which shall constitute the date of initial Plan eligibility.  The Administrator may at any time, in its sole discretion, change the eligibility criteria for an eligible employee or determine that one or more Participants will cease to be an eligible employee.  The designation of an employee as an eligible employee in any year shall not confer upon such employee any right to be designated as an eligible employee in any future calendar year.

1.2Commencement of Participation

Each eligible employee shall become a Participant at the earlier of the date on which his or her deferral election first becomes effective or the date on which an Company Discretionary Contribution is first credited to his or her Account.

1.3Loss of eligible employee Status

A Participant who is no longer an eligible employee shall not be permitted to submit a deferral election and all deferrals for such Participant shall cease as of the end of the calendar year in which such Participant is determined to no longer be an eligible employee. Amounts credited to the Account of a Participant who is no longer an eligible employee shall continue to be held pursuant to the terms of the Plan and shall be distributed as provided in Article 6.

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ARTICLE 2

CONTRIBUTIONS AND VESTING

2.1Deferral Elections – General

(a)Election Procedure.    A Participant is required to file with the Company an election form for any deferrals of salary or performance compensation occurring in a calendar year (in accordance with the election timing rules described herein).  A Participant’s deferral election is irrevocable for the applicable calendar year.  If a Participant fails to file an election form with the Company on a timely basis, the Participant will forfeit the associated deferral opportunity for that year.  If a Participant files a timely election that is incomplete or otherwise invalid with respect to the time of payment and/or payment method, the default time of payment shall be the Participant’s Separation from Service and the default form of payment shall be a lump sum, subject to all other applicable provisions of the Plan.

(b)Coordination with Profit Sharing Plan.  A Participant must elect the maximum deferral opportunity permitted under the Monro Muffler Brake, Inc. Profit Sharing Plan (the “Profit Sharing Plan”) as a condition to making a deferral election under this Plan for the same calendar year.  The Administrator may restrict a Participant’s ability to make mid-year changes to his or her deferral election under the Profit Sharing Plan to maintain the coordination with this Plan or to avoid a violation of Code Section 409A.

2.2Time of Election

(a)Regular Compensation.  An eligible employee may defer regular compensation under this Plan only by making a written election with the Company before the beginning of the calendar year in which he/she will perform the services to which the deferred compensation relates.

(b)Bonus and Performance Compensation.    Bonuses and other performance compensation based on a performance period of 12 months or more may be deferred if the bonus deferral election is made at least six months prior to the end of the performance period.

(c)Newly Eligible Participants.  Notwithstanding the foregoing, for the first year an employee becomes eligible to participate, both regular compensation and bonus deferral elections may be made at any time up to 30 days after the date the employee first becomes eligible but only with respect to compensation or bonus earned after the election is made.  A bonus deferral election made during the performance period shall be subject to any applicable proration requirement under Code Section 409A.  Such written elections shall include: (i) the amount to be deferred; (ii) the payment method for receiving retirement benefits; and (iii) the time of payment.

2.3Cancellation of Deferral Election Due to Disability or Hardship

Notwithstanding anything to the contrary, a  Participant may file an election to stop deferrals under the following circumstances:  (i) the Participant incurs a Disability as defined in Section 4.7; (ii) the Participant has an Unforeseeable Emergency as defined in Section 4.5, or (iii) the Participant receives a hardship distribution under the Profit Sharing Plan pursuant to Treasury

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Regulation 1.401(k)-1(d)(3).  The election to stop deferrals shall be effective as of the date received by the Administrator, provided that such cancellation must occur by the later of the end of the calendar year in which the qualifying event occurred or the 15th day of the third month following the date of the qualifying event.

2.4Company Discretionary Contributions

(a)Discretionary Profit Sharing Contributions.  Each year the Company shall contribute for each Participant the amount, if any, that but for such Participant’s status as a “highly compensated employee,” would have been contributed by the Company to the Profit Sharing Plan as an employer profit sharing contribution for such Participant.

(b)Discretionary Matching Contributions. The Company shall also contribute for each Participant the amount that it would have contributed to the Profit Sharing Plan for such Participant as a matching contribution if the Participant had not been restricted in the amount of contributions he could make to the Profit Sharing Plan due to nondiscrimination testing limits or other contribution limits that apply to highly compensated employees under the Profit Sharing Plan (provided that any matching contributions to this Plan shall not take into account compensation that exceeds the annual compensation limit of Code Section 401(a)(17)), as well as any additional discretionary amounts as the Committee shall determine.  As a condition to receiving any Company matching contributions into this Plan for a calendar year, the Participant agrees that (i) he or she shall contribute the maximum amount eligible for matching contributions under the Profit Sharing Plan, and (ii) his or her deferral election under the Profit Sharing Plan shall be irrevocable for the calendar year.

2.5Vesting of Company Contributions

The portion of the Participant’s Account attributable to his own contributions and the earnings on them are 100 percent vested at all times.  The portion of the Participant’s Account attributable to Company contributions and the earnings on them shall be subject to the vesting schedule for Company matching contributions under the Company’s Profit Sharing Plan, as amended from time to time.  At the time this Section is initially effective, vesting is 25 percent after two years of service, 50 percent after three years of service, 75 percent after four years of service, and full vesting after five years of service and for all subsequent years.  Any amounts credited to a Participant’s Account that are not vested shall be forfeited upon the earlier of (a) the date the Participant Separates from service, or (b) the date the Participant commences payment of benefits.

ARTICLE 3

DEFERRED COMPENSATION

3.1Deferred Compensation Account

The Company shall establish and maintain a deferred compensation account (an “Account”) for each Participant for purposes of measuring the amounts payable under the Plan.  The amount of salary and bonus deferred hereunder shall be credited to this Account as of the date such amounts otherwise would be payable to the Participant.  The Company contributions

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determined pursuant to Article 2 shall be credited to this Account as of the date such amounts otherwise would have been contributed to the Profit Sharing Plan.

3.2Account Earnings and Losses

Each Account shall be credited with earnings or charged with losses until the entire amount credited to the Account has been distributed to the Participant or the Participant’s beneficiary in accordance with a written beneficiary designation which has been delivered to the Company.  Earnings and losses on the amounts credited to an Account shall be calculated on the basis of an interest rate or other formula established by the Board of Directors upon the recommendation of the Committee.

ARTICLE 4

DISTRIBUTION

4.1Distribution Election

Subject to the special timing rules in this Section, a Participant’s benefit shall be distributed at such time and in such form as the Participant has elected in his or her deferral election.  A Participant may elect as the time of payment either a specified date or the earlier of a specified date or Separation from Service.  For purposes of this Plan, a “Separation from Service” means a “separation from service” within the meaning of Code Section 409A.  A Separation from Service shall not be deemed to occur if the Participant’s employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Company under an applicable statute or by contract.

4.2Optional Forms of Distribution

The form of payment shall be in a single cash sum or in substantially equal annual installments over a period not to exceed 10 years as elected by the Participant in the deferral election.  In any event, the amount payable to a Participant shall not exceed the portion of his or her Account that is vested on the date of the triggering event.

4.3Substantially Equal Annual Installments

The amount of the substantially equal payments shall be determined by multiplying the Participant’s Account by a fraction, the denominator of which in the first year of payment equals the number of years over which benefits are to be paid, and the numerator of which is one (1). The amounts of the payments for each succeeding year shall be determined by multiplying the Participant’s Account as of the applicable anniversary of the payout by a fraction, the denominator of which equals the number of remaining years over which benefits are to be paid, and the numerator of which is one (1).  Installment payments made pursuant to this Section shall be made as soon as administratively feasible but no later than sixty (60) days following the anniversary of the distribution event, subject to Section 4.9 (Distributions to Certain Key Employees).

4.4Commencing Distributions after Age 65

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Notwithstanding the Participant’s election, if his or her elected time of payment occurs after his or her 65th birthday and Separation from Service occurs prior to the elected payment date, the benefit commencement date shall be the earlier of the elected date or the fifth anniversary of the date of Separation.  If a benefit is payable in full, or, in the case of installments, to commence, as of a specified date, payments shall be made or commence no later than December 31 of the specified year.  If a benefit is payable on account of Separation from Service, it shall be paid or commence as soon as administratively practicable but no later than the later of (i) December 31 of the year in which the Separation occurs, or (ii) 90 days following the Separation.  In no event will payments be made or commence earlier than two years following the deferral.

4.5Accelerated Distributions for an Unforeseeable Emergency

In the case of an Unforeseeable Emergency, the Administrator shall distribute all or a portion of the vested portion of an Account before the payment date specified in the Participant’s deferral election, but the amount of the distribution shall not exceed the amount needed to relieve the Unforeseeable Emergency.  For this purpose, the Employee Benefits Committee shall determine the existence of an Unforeseeable Emergency under such rules as it may establish provided that in no event shall a distribution be made that fails to satisfy the definition of an Unforeseeable Emergency as set forth in Code Section 409A.  For purposes of the Plan, the term “Unforeseeable Emergency”  shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152(a)), (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Employee Benefits Committee.

4.6Distributions upon Death

In the case of the death of any Participant before distribution of the full amount of his or her Account, any remaining amounts shall be distributed to the Participant’s beneficiary in a single cash sum or in installments over a period not to exceed 10 years as designated on the deferral election.  If a Participant has not designated a beneficiary, or if no designated beneficiary is living on the date of distribution, then, notwithstanding any provision herein to the contrary, such amounts shall be distributed to such Participant’s estate in a lump sum distribution as soon as administratively feasible and in any event no later than the later of (1) the last day of the calendar year in which the death occurred, or (2) the 15th day of the third month following the date of death, provided that the Participant may not directly or indirectly designate the taxable year of payment.  If the deferral election fails to specify the form of payment to a beneficiary, payment shall be made in a single cash sum.

4.7Distributions Due to Disability

If a Participant becomes Disabled prior to commencement of benefits, his or her vested Account shall commence as soon as administratively practicable and in any event no later than the later of (1) the last day of the calendar year in which the Disability occurred, or (2) the 15th day of the third month following the date of Disability, provided that the Participant may not

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directly or indirectly designate the taxable year of payment.  Payment shall be made in the form of payment designated in the deferral election.  For purposes of the Plan,  a Participant shall be considered to have incurred a Disability if: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer; or (iii) determined to be totally disabled by the Social Security Administration a “Disability”).

4.8Changes to Distribution Elections

Except for earlier payments expressly authorized by this Plan and Code Section 409A, no benefit may be paid earlier than the date specified in a deferral election.  In addition, no subsequent deferral election shall be permitted to extend the payment of benefits beyond the payment date set forth in the relevant deferral election, except for a subsequent deferral election that satisfies all of the following conditions:

•the subsequent election must be made 12 months or more prior to the previously-selected payment date; and

•the new payment commencement date must be at least five years later than the previously-selected payment date; and

•the subsequent election may not be effective until at least 12 months after the date on which it is made.

Only one such subsequent deferral election may be made after the initial deferral election.  A Participant with a post-65 elected payment date may make a subsequent deferral election in accordance with this Section, provided that the new payment commencement date may not extend beyond the later of (i) five years later than the previously-selected payment date, or (ii) the fifth anniversary of the date of Separation.

4.9Distributions to Certain Key Employees

Notwithstanding any other provision of the Plan to the contrary, to the extent required by Code Section 409A no distribution shall be made to a Specified Employee on account of a Separation of Service earlier than six months after the date of Separation from Service.  Any payments to a Specified Employee that are postponed pursuant to this Section shall be accumulated and paid on the first day of the seventh month following the date of Separation from Service.  For purposes of this Plan, the term “Specified Employee” means an employee who meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and without regard to Section 416(i)(5) of the Code) at any time during the twelve month period ending on December 31 of each year (the “identification date”).  If the person is a key employee as of any identification date, the person is treated as a Specified Employee for the twelve-month period beginning on the first day of the fourth month following the identification date.

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4.10De Minimus Amounts

Notwithstanding any provision to the contrary, if a Participant has Separated from Service, the Company may distribute a Participant’s vested balance at any time if the balance does not exceed the limit in Section 402(g)(1)(B) of the Code (currently $18,000 in 2015 and indexed for inflation for future years) and results in the termination of the Participant’s entire interest in the Plan as provided under Section 409A of the Code.

ARTICLE 5

AMENDMENT AND TERMINATION OF PLAN

The Company reserves the right to amend or terminate the Plan at any time.  However, the time and method of payment of any amounts credited to an Account of any Participant shall remain subject to the provisions of the Plan and the Participant’s deferral election except as otherwise permitted by Code Section 409A and regulations thereunder.  No amendment or termination shall directly or indirectly reduce the balance of any Account as of the effective date of such amendment or termination.  No additional credits or contributions will be made to the Accounts after termination of the Plan, but earnings may continue to be credited to the Accounts and any losses shall be charged to the Accounts until all benefits are distributed to the Participants or to their beneficiaries.

ARTICLE 6

CLAIMS PROCEDURE

6.1Routine Benefit Payments

Routine payment of Plan benefits shall be made in accordance with the Plan and a Participant’s deferral election(s) without the need to for a Participant to file a claim for benefits.   If a Participant believes he or she has a right to a benefit under the Plan that has not been received, the Participant may file a claim for the benefit in accordance with the claims review procedure in this Section.

6.2Claims Reviewer

For purposes of handling claims with respect to this Plan, the “Claims Reviewer” shall be the Employee Benefits Committee, unless another person or organizational unit is designated by the Company as Claims Reviewer.

6.3Claims Review Procedure

An initial claim for benefits under the Plan must be made by the Participant or his or her beneficiary in accordance with the terms of the Plan.  A Participant or beneficiary who desires to make a claim for benefits should contact the Human Resources Department.  Not later than 90 days after receipt of such a claim, the Claims Reviewer will render a written decision on the claim to the claimant, unless special circumstances require the extension of such 90-day period.  If such extension is necessary, the Claims Reviewer shall provide the claimant with written notification of such extension before the expiration of the initial 90-day period.  Such notice shall specify the

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reason or reasons for such extension and the date by which a final decision can be expected. In no event shall such extension exceed a period of 90 days from the end of the initial 90-day period.  In the event the Claims Reviewer denies the claim of a claimant in whole or in part, the Claims Reviewer’s written notification shall specify, in a manner calculated to be understood by the claimant:  the reason for the denial; a reference to the Plan or other document or form that is the basis for the denial; a description of any additional material or information necessary for the claimant to perfect the claim; an explanation as to why such information or material is necessary; and an explanation of the applicable claims procedure.

6.4Right of Appeal

Should the claim be denied in whole or in part and should the claimant be dissatisfied with the Claims Reviewer’s disposition of the claimant’s claim, the claimant may have a full and fair review of the claim by the Company upon written request submitted by the claimant or the claimant’s duly authorized representative, and received by the Company within 60 days after the claimant receives written notification that the claimant’s claim has been denied. In connection with such review, the claimant or the claimant’s duly authorized representative shall be entitled to review pertinent documents and submit the claimant’s views as to the issues, in writing.

6.5Review of Appeal

The Company shall act to deny or accept the claim within 60 days after receipt of the claimant’s written request for review, unless special circumstances require the extension of such 60-day period.  If such extension is necessary, the Company shall provide the claimant with written notification of such extension before the expiration of such initial 60-day period.  In all events, the Company shall act to deny or accept the claim within 120 days of the receipt of the claimant’s written request for review.  The action of the Company shall be in the form of a written notice to the claimant and its contents shall include all of the requirements for action on the original claim.

6.6Exhaustion of Remedies/Limitation on Legal Actions

In no event may a claimant commence legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Article 6.  No such legal action may be made after the earlier of (1) the applicable statute of limitations or (2) one year after the date of the Company’s final decision.    Any dispute, claim or controversy concerning this Plan shall be adjudicated in a court of competent jurisdiction located in Rochester, New York.

ARTICLE 7

MISCELLANEOUS

7.1Unfunded Plan

The Plan constitutes a mere promise by the Company to make benefit payments in the future.  The right of a Participant or beneficiary to receive a distribution hereunder shall be an unsecured, contractual claim, and neither a Participant nor his or her designated beneficiary shall have any rights greater than those of a general, unsecured creditor against any assets of the

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Company.  The Plan at all times shall be considered entirely unfunded both for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

7.2No Assignment

Accounts under this Plan and any benefits which may be payable pursuant to this Plan are not subject in any manner to anticipation, sale, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or beneficiary.  No interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.  The rights of an eligible employee under this Plan shall not be transferable, voluntarily or involuntarily, other than by will or the laws of descent and distribution and are exercisable during the eligible employee’s lifetime only by the eligible employee or the eligible employee’s guardian or legal representative.

7.3Administrator

The Plan shall be administered by the Committee or its designee, which shall have the exclusive authority, duty and power to interpret and construe the provisions of the Plan as they deem appropriate including the authority to determine eligibility for benefits under the Plan.  As set forth in the Plan, the Committee has delegated certain administrative responsibilities to the Company’s Employee Benefits Committee (the “Employee Benefits Committee”) and to the Company’s Chief Financial Officer and Vice President of Human Resources, acting in consultation with each other (such personnel are referred to as the “Administrator”).  The Administrator shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder.  The interpretations, determinations, regulations and calculations of the Committee, Employee Benefits Committee and the Administrator (or other designee), as applicable, shall be final and binding on all parties.

7.4Expenses

Expenses of administration shall be paid by the Company.  The Administrator shall be entitled to rely on all tables, valuations, certificates, opinions, data and reports furnished by any actuary, accountant, controller, counsel or other person employed or retained by the Company with respect to the Plan.

7.5Account Statements

The Administrator shall furnish individual annual statements of benefits to each Participant, or current beneficiary, in such form as determined by the Administrator or as required by law.

7.6No Funding Guarantee; No Employment Rights

The sole rights of a Participant or beneficiary under this Plan shall be to have this Plan administered according to its provisions and to receive whatever benefits he or she may be entitled to hereunder, and nothing in the Plan shall be interpreted as a guaranty that any assets of the Company will be sufficient to pay any benefit hereunder.  Further, the adoption and maintenance

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of this Plan shall not be construed as creating any contract of employment between the Company and any Participant.  The Plan shall not affect the right of the Company to deal with any Participants in employment respects, including their hiring, discharge, compensation, and conditions of employment.

7.7Incompetency

The Employee Benefits Committee may from time to time establish rules and procedures which it determines to be necessary for the proper administration of the Plan and the benefits payable to an individual in the event that the individual is declared incompetent and a conservator or other person legally charged with that individual’s care is appointed.  Except as otherwise provided herein, when the Company determines that such individual is unable to manage his or her financial affairs, the Company may pay such individual’s benefits to such conservator, person legally charged with such individual’s care, or institution then contributing toward or providing for the care and maintenance of such individual.  Any such payment shall constitute a complete discharge of any liability of the Company and the Plan for such individual.

7.8Merger or Consolidation; Assumption of Plan

The Plan may be continued after a sale of assets of the Company, or a merger or consolidation of the Company into or with another corporation or entity only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan.  In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall be terminated subject to the provisions of Article 4.

7.9Missing Participants

Each Participant shall keep the Company informed of his or her current address and the current address of any designated beneficiary.  The Company shall not be obligated to search for any person.  If such person is not located within three (3) years after the date on which payment of the Participant’s benefits payable under this Plan may first be made, payment may be made as though the Participant or his or her beneficiary had died at the end of such three-year period.

7.10Other Benefits

Unless expressly provided thereunder, the amounts to which a Participant is entitled under the Plan shall not be deemed to be compensation for the purpose of calculating the amount of a Participant’s benefits or contributions under a pension plan or retirement plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, the amount of life insurance payable under any life insurance plan established or maintained by the Company, or the amount of any disability benefit payments payable under any disability plan established or maintained by the Company, except to the extent specifically provided in any such plan.

7.11Headings

The captions of Sections and paragraphs of this Plan are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

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7.12Taxes and Withholdings

To the extent required by the laws in effect at the time compensation or deferred compensation payments are made, the Company shall withhold from such compensation, or from deferred compensation payments made hereunder, any taxes required to be withheld for federal, state or local government purposes.

7.13Limitation of Liability

Notwithstanding any provision herein to the contrary, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, designated beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Company or any such employee or agent of the Company.

7.14Setoff

Notwithstanding any other provision of this Plan, the Administrator may reduce the amount of any payment otherwise payable to or on behalf of a Participant hereunder (net of any required withholdings) at the time payment is due by the amount of any loan, cash advance, extension of credit or other obligation of the Participant to the Company that is then due and payable, and the Participant shall be deemed to have consented to such reduction.

7.15Reliance on Data

The Company and the Administrator shall have the right to rely on any data provided by the Participant or by any beneficiary.  Representations of such data shall be binding upon any party seeking to claim a benefit through a Participant, and the Company and the Administrator shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant or beneficiary.

7.16Receipt and Release for Payments

Any payment made from the Plan to or with respect to any Participant or beneficiary shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Plan and the Company with respect to the Plan.  The recipient of any payment from the Plan may be required by the Administrator, as a condition precedent to such payment, to execute a receipt and release with respect thereto in such form as shall be acceptable to the Administrator.

7.17Governing Law

All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not preempted by such laws, by the laws of the State of New York.

7.18Code Section 409A Fail Safe Provision

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This Plan shall be governed by and subject to the requirements of Code Section 409A and shall be interpreted and administered in accordance with that intent.  If any provision of this Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict.  The Committee reserves the right to take any action it deems appropriate or necessary to comply with the requirements of Code Section 409A.  Since this Plan is intended to operate in conjunction with the Profit Sharing Plan, any questions concerning plan administration or the calculation of benefits that arise but are not specifically addressed by this Plan shall be considered in light of the Profit Sharing Plan.  In addition, unless the context requires otherwise, the terms used in this Plan shall have the same meaning as the same terms used in the Profit Sharing Plan.  Notwithstanding any other provision, this restatement of the Plan shall not modify the form and timing of any deferrals made prior to the restatement effective date except to the extent permitted by Code Section 409A.  Any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment.

MONRO MUFFLER BRAKE, INC.

By:________________________________

Title:_______________________________

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